Exhibit 99

A Message from All U.S. Employees

April 1, 2020

One of the defining values that inspired my return to Aramark in October was the Company’s selfless passion for serving others. Never has this passion been more evident than it is today. Our team members are working tirelessly on the frontlines at hospitals, schools and other facilities, providing safe and hygienic meals, uniforms, refreshments and facility services. They are heroes working among heroes, helping us get past the acute phase of this current crisis.

Of course, I never imagined our world would face a crisis like the one created by COVID-19. None of us expected to be confronted with a pandemic that would result in closures and cancellations – including schools, colleges, businesses and sporting events – globally. While these actions are absolutely necessary to prevent the spread of this deadly virus, they have reduced our ability to serve our client partners and customers as we have done successfully for more than 80 years.

It is heart-breaking to witness the impact on people and communities around the world, on our customers and most especially, on our employees and their families.

As CEO, my priority is to safeguard our employees and position the Company for long–term, future success. In order to do this, I have had to make some incredibly hard, near-term decisions that will enable us to protect the maximum number of jobs and allow our valued team members to return to Aramark as quickly as possible.

You will receive more specific details from your business or functional leader beginning tomorrow but I want to explain the actions we are taking that impact all of us.

First, we are substantially reducing the compensation of our senior leadership team and some managers across our businesses.  We are also placing some of our colleagues across the Company on temporary furlough. During this time, all employees who are enrolled in our medical plans will continue to receive full coverage.

Wherever possible, we are redeploying team members and we’ve launched a dedicated staffing center to provide temporary opportunities within our Company, as well as identify opportunities with partner companies who need additional resources.

It is an extraordinary time, full of uncertainty but we will get through it if we focus on moving forward together. We have a solid balance sheet and believe that the strength of our customer relationships, combined with what we expect will be increased demand for quality and hygiene worldwide when normalcy returns, will enable us to come out of this with renewed purpose and resolve.

Now more than ever, I ask for your resilience and perseverance as we work to build a stronger future for our employees, client partners and communities.

Sincerely,

John Zillmer